                                                                    EXHIBIT 99.1



         RESTORATION HARDWARE, INC. REPORTS SECOND QUARTER 2002 RESULTS

                RESULTS REFLECT 48% YEAR-OVER-YEAR IMPROVEMENT,
                    MEETING SECOND QUARTER EARNINGS GUIDANCE


CORTE MADERA, CALIF. (AUGUST 21, 2002) -- Restoration Hardware, Inc. (Nasdaq:
RSTO) today reported a loss of $0.12 per share, or $3.6 million for the second quarter of fiscal 2002, versus a loss of $0.30 per share or $6.9 million a year ago. The $3.6 million loss reflects a 48% reduction from the loss from a year ago. The Company's previous earnings guidance forecasted a loss of approximately $0.12 to $0.13 per share.

Net sales in the second quarter of fiscal 2002 were $85.0 million, a 12.0% increase versus total sales of $75.9 million for the same period a year ago. Comparable store sales for the second quarter increased 8.9%. Direct-to-customer sales, which include catalog and internet, increased 40.0% to $9.63 million, versus $6.88 million in the second quarter of fiscal 2001.

Gary Friedman, the Company's President and CEO stated, "Over the past year the Restoration Hardware team planned and executed a dramatic repositioning of our business and brand. In the Company's second quarter, our first full quarter operating under our new strategy, we have significantly improved our bottom line performance versus a year ago, and are on track to return the Company to profitability this fiscal year."

Mr. Friedman continued, "We expect that comparable store sales growth will continue to be strong, given the introduction later this month of our private label credit card, the decreasing influence of clearance activity in the year-ago sales numbers, and a strong merchandise lineup for the holiday season. In addition, our efforts to increase margins by improving our merchandise content and mix, plus significantly increasing our direct sourcing, will continue to drive marked improvements in our gross profit margins."

Kevin Shahan, the Company's Chief Financial Officer commented, "At this time we expect to meet our earnings per share guidance for the remainder of fiscal 2002 and the first quarter of fiscal 2003. On the basis of second quarter, and current trends, we are forecasting comparable store sales to be in the 12% to 15% range for the third quarter."

For the first six months ended August 3, 2002, the Company incurred a loss of $10.8 million, or $0.37 per share, versus a loss of $15.3 million, or $0.74 per share, reported for the same period a year ago.

Net sales for the first six months of fiscal 2002 were $154.4 million, a 5.3% increase from $146.6 million for the same period a year ago. Comparable store sales for the first six months increased 4.8%. Direct-to-customer sales increased 23.4% to $16.18 million, from $13.11 million in the first six months of fiscal 2001.

As of August 3, 2002 the Company operated 105 retail stores in 31 states, the District of Columbia and Canada.


CONFERENCE CALL:

The Company's second quarter earnings conference call is scheduled for Wednesday, August 21, 2002 at 2:00 p.m. (Pacific Standard Time). The dial-in number is: 1(800) 451-7724. A webcast of the call is available at: http://www.firstcallevents.com/service/ajwz364523900gf12.html


ABOUT RESTORATION HARDWARE, INC.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800 762-1005) and on-line at www.restorationhardware.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company's financial results for the second quarter ended August 3, 2002 and the periods thereafter, guidance for the Company's next three fiscal quarters through the first quarter of fiscal 2003, statements regarding expectations of profitability, statements regarding the anticipated effects of the introduction of a private label credit card, statements regarding the influence of prior clearance activity, statements regarding the nature of the Company's holiday merchandise, statements regarding expectations for future comparable store sales growth, statements regarding efforts to increase or improve merchandise margins, merchandise content and mix, direct sourcing, and gross profit margins and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company's current programs and strategies, timely introduction and customer acceptance of the Company's merchandise and private label credit card, timely and effective sourcing of the Company's merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, changes in the Company's merchandise content and mix, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company's credit facility, changes in economic or business conditions in general, changes in the competitive environment in which the Company operates, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company's Form 10-Q for the first quarter of fiscal 2002 in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Liquidity and Capital Resources" and "Factors that May Affect our Future Operating Results." Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


Contact:

Restoration Hardware, Inc.
Kevin W. Shahan
Vice President and Chief Financial Officer
(415) 924-1005
(415) 945-4679 Fax

                           RESTORATION HARDWARE, INC.
                STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
                 (IN THOUSANDS EXCEPT PER SHARE AND STORE DATA)

                                               13 weeks ended                   13 weeks ended
                                         --------------------------       --------------------------
                                          8/3/02         % of sales        8/4/01         % of sales
                                         ---------       ----------       ---------       ----------
Net sales                                $  85,019          100.0%        $  75,912          100.0%
Cost of sales and occupancy                 62,106           73.0%           61,413           80.9%
                                         ---------                        ---------
  Gross profit                              22,913           27.0%           14,499           19.1%

Selling, general and administrative         27,781           32.7%           23,105           30.4%
                                         ---------                        ---------
  Loss from operations                      (4,868)          -5.7%           (8,606)         -11.3%

Interest expense                               771            0.9%            1,131            1.5%
Change in fair value of warrants                --            0.0%             (704)          -0.9%
                                         ---------                        ---------
  Loss before income taxes                  (5,639)          -6.6%           (9,033)         -11.9%

Income tax benefit                           2,030            2.4%            3,254            4.3%
                                         ---------                        ---------

Net loss                                    (3,609)          -4.2%           (5,779)          -7.6%

Preferred shareholder return:
  Dividends                                     --            0.0%             (375)          -0.5%
  Beneficial conversion charges                 --            0.0%             (747)          -1.0%
                                         ---------                        ---------

Loss available to common stockholders    $  (3,609)          -4.2%        $  (6,901)          -9.1%
                                         =========                        =========

Stores open at end of period                   105                              104

Total selling square footage               688,634                          682,936

Loss per share, basic and diluted        $   (0.12)                       $   (0.30)

Weighted average shares                     29,807                           23,254

                                              26 weeks ended                    26 weeks ended
                                         --------------------------       --------------------------
                                          8/3/02         % of sales         8/4/01        % of sales
                                         ---------       ----------       ---------       ----------
Net sales                                $ 154,396          100.0%        $ 146,571          100.0%
Cost of sales and occupancy                120,594           78.1%          118,204           80.6%
                                         ---------                        ---------
  Gross profit                              33,802           21.9%           28,367           19.4%

Selling, general and administrative         54,852           35.5%           45,604           31.1%
                                         ---------                        ---------
  Loss from operations                     (21,050)         -13.6%          (17,237)         -11.8%

Interest expense                             1,542            1.0%            2,613            1.8%
Change in fair value of warrants                --            0.0%              773            0.5%
                                         ---------                        ---------
  Loss before income taxes                 (22,592)         -14.6%          (20,623)         -14.1%

Income tax benefit                          12,133            7.9%            7,419            5.1%
                                         ---------                        ---------

Net loss                                   (10,459)          -6.8%          (13,204)          -9.0%

Preferred shareholder return:
  Dividends                                   (358)          -0.2%             (661)          -0.5%
  Beneficial conversion charges                 --            0.0%           (1,406)          -1.0%
                                         ---------                        ---------

Loss available to common stockholders    $ (10,817)          -7.0%        $ (15,271)         -10.4%
                                         =========                        =========

Stores open at end of period                   105                              104

Total selling square footage               688,634                          682,936

Loss per share, basic and diluted        $   (0.37)                       $   (0.74)

Weighted average shares                     29,526                           20,681

                           RESTORATION HARDWARE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)

                                                         August 3,       August 4,
                                                           2002            2001
                                                         ---------       ---------
Current assets
  Cash                                                   $   1,540       $   2,603
  Accounts receivable                                        3,324           4,187
  Merchandise inventories                                   90,485          82,026
  Prepaid expense and other                                 12,431           9,900
                                                         ---------       ---------
    Total current assets                                   107,780          98,716

  Property and equipment, net                               96,306         105,388
  Goodwill                                                   4,560           4,668
  Other long-term assets                                    20,931          15,536
                                                         ---------       ---------

    Total assets                                         $ 229,577       $ 224,308
                                                         =========       =========

Current liabilities
  Accounts payable and accrued expenses                  $  42,253       $  37,113
  Revolving line of credit and short term debt, net
    of fees                                                 23,159               3
  Current portion of deferred lease incentives               4,989           4,530
  Deferred revenue                                           3,779           2,509
  Other current liabilities                                  9,277           7,580
                                                         ---------       ---------
    Total current liabilities                               83,457          51,735

  Long-term line of credit                                      --          14,842
  Long-term portion of deferred lease incentives            36,172          39,371
  Deferred rent                                             13,514          11,784
  Long-term obligations                                         80           1,356
                                                         ---------       ---------
    Total liabilities                                      133,223         119,088

Series A redeemable preferred stock                         13,529          14,170

Common stock                                               148,513         124,366
Shareholder loan                                            (2,050)         (2,050)
Foreign exchange gain/loss                                    (115)              9
Accumulated deficit                                        (63,523)        (31,275)
                                                         ---------       ---------
  Total stockholders' equity                                82,825          91,050
                                                         ---------       ---------

   Total liabilities, redeemable preferred
        stock and stockholders' equity                   $ 229,577       $ 224,308
                                                         =========       =========